                                                                    Exhibit 99.1


[AIR PRODUCTS LOGO]                                      NEWS RELEASE
            ____________________________________________________________________

            AIR PRODUCTS AND CHEMICALS, INC.
            7201 Hamilton Boulevard
            Allentown, PA 18195-1501



               AIR PRODUCTS REPORTS FOURTH QUARTER EPS OF 58 CENTS

            Access the Q4 earnings teleconference scheduled for 10:00 a.m. EST on October 28 by calling (719) 457-2665 and entering passcode 310373, or listen on the Web:
            www.airproducts.com/Invest/EarningsReleases.htm.

            LEHIGH VALLEY, Pa. (October 28, 2003) - Air Products (NYSE:APD) today reported net income of $131 million, or diluted earnings per share (EPS) of $.58 for its fourth fiscal quarter ended September 30, 2003. Net income declined nine percent and diluted EPS was down 11 percent compared with prior year net income of $144 million and $.65 per share.

            Sequentially, EPS was up $.46 from the prior quarter, which included a global cost reduction charge of $.43 per share.

            Quarter revenues of $1,642 million were up 17 percent from the prior year. Two-thirds of this increase was associated with acquisitions and base business growth, while the remainder was due to higher natural gas costs passed through contractually to customers, favorable currency effects and divestitures. Sequentially, revenues increased one percent due to acquisitions.

            Commenting on the quarter, John P. Jones, Air Products' chairman and chief executive officer, said, "Our results improved sequentially, with improved Gases performance in North America, and as we indicated in our prior earnings guidance, a lower tax rate in the quarter. We continued to make progress with our portfolio management actions, completing the acquisition of Ashland Specialty Chemical Company's Electronic Chemicals business. In addition, we're on track to achieve the savings associated with the global cost reduction plan we announced last quarter."

            Gases segment sales of $1,145 million increased 18 percent over the prior year. Nearly two-thirds of this increase was associated with acquisitions and base business growth, while the remainder was due to higher natural gas costs passed through contractually to customers, favorable currency effects and divestitures. Gases operating income of $182 million was up five percent from the prior year. Favorable volumes across all businesses, improved liquid bulk pricing, acquisitions and favorable currency effects were partially offset by higher costs, including pension and SAP implementation expenses, and lower average selling prices in the company's electronics business.


                                     -more-

            Sequentially, Gases revenues increased one percent due to acquisitions. Operating income increased by $103 million. The prior quarter operating income included the Gases portion of the global cost reduction charge of $92 million. Other factors contributing to this improved profitability included higher volumes in the company's North American liquid bulk business and lower operating costs, including the benefits of plant closures announced last quarter. Electronics specialty materials volumes also continued to improve sequentially.

            Chemicals segment sales of $418 million increased 16 percent versus the prior year. Three-fourths of this increase was associated with base business growth and acquisitions, while the remainder was due to higher natural gas costs passed through contractually to customers, favorable currency effects and divestitures. Base business growth was led by improved volumes, principally in the company's chemicals intermediates businesses, as well as improved pricing in Performance Polymers (emulsions). Operating income of $29 million declined 30 percent versus the prior year, as higher volumes and favorable currency effects were more than offset by higher raw material, energy and plant costs.

            Sequentially, Chemicals revenues decreased one percent, principally due to seasonally lower sales of higher amines. Operating income increased by $59 million. The prior quarter included the Chemicals portion of the global cost reduction charge of $58 million.

            Equipment segment sales of $80 million increased 11 percent over the prior year on higher air separation plant sales, partially offset by lower liquefied natural gas (LNG) heat exchanger sales. As expected, the segment incurred a modest operating loss in the quarter, mainly due to reduced LNG sales and lower margins in other equipment product lines.

            Corporate and Other costs increased $17 million versus prior year. This reflected expenses associated with portfolio management activities in the current quarter and favorable adjustments recorded last year related to a divested business and an insurance settlement.

            Earnings for the quarter benefited from a reduction in the annual effective tax rate. This was principally due to favorable credits and adjustments and a lower than originally forecast profit before tax, resulting in a lower average rate.

            For fiscal 2003, Air Products' sales of $6.3 billion increased 17 percent. Two-thirds of this increase was associated with acquisitions and base business growth, while the remainder was due to higher natural gas costs passed through contractually to customers, favorable currency effects and divestitures. Improved volumes in Gases and Chemicals led the base business growth. Net income of $397 million included after tax charges of $96.6 million in the third quarter for the global cost reduction plan and $2.9 million in the first quarter for the cumulative effect of an accounting change.


                                     -more-

            Commenting on these results, Mr. Jones said, "It was a challenging year. The programs we have implemented to improve our businesses were overshadowed by the weak manufacturing environment and high raw material and energy costs. Looking forward, we are confident that our growth strategies, market positions, operating leverage and continued capital discipline will improve profitability in fiscal 2004."

            Mr. Jones added, "While we're in the early stages of a recovery in most of our end markets, it's difficult to predict the pace at which manufacturing activity will improve. As a result, we are providing a guidance range for fiscal year 2004 EPS of $2.35 to $2.65. This includes an increase in estimated pension expense of approximately $.15 EPS. We expect fiscal first quarter EPS in the range of $.55 to $.59, which takes into account seasonally lower volumes in certain businesses, and anticipated plant maintenance expenses."

            Mr. Jones added that Air Products will continue to drive portfolio management and cost reduction actions, and noted that upfront costs associated with such actions could reduce Air Products' earnings outlook.

            Air Products (NYSE:APD) serves customers in technology, energy, healthcare and industrial markets worldwide with a unique portfolio of products, services and solutions, providing atmospheric gases, process and specialty gases, performance materials and chemical intermediates. Founded in 1940, Air Products has built leading positions in key growth markets and is recognized for its innovative culture, operational excellence and commitment to safety and the environment. With annual revenues of $6.3 billion and operations in over 30 countries, the company's 17,400 employees build lasting relationships with their customers and communities based on understanding, integrity and passion. For more information, visit www.airproducts.com.

            ***NOTE: The forward-looking statements contained in this release are based on current expectations regarding important risk factors. Actual results may differ materially from those expressed. Factors that might cause forward-looking statements to differ materially from actual results include, among other things, overall economic and business conditions different than those currently anticipated and demand for Air Products' goods and services; competitive factors in the industries in which it competes; interruption in ordinary sources of supply; the ability to recover increased energy and raw material costs from customers; spikes in the pricing of natural gas; changes in government regulations; consequences of acts of war or terrorism impacting the United States' and other markets; the success of implementing cost reduction programs; the timing, impact and other uncertainties of future acquisitions or divestitures; significant fluctuations in interest rates and foreign currencies; the impact of tax and other legislation and regulations in jurisdictions in which Air Products and its affiliates operate; and the timing and rate at which tax credits can be utilized.

            Please review the attached financial tables, including the Summary of Consolidated Financial Information:

                        AIR PRODUCTS AND CHEMICALS, INC.
                  SUMMARY OF CONSOLIDATED FINANCIAL INFORMATION
                                   (Unaudited)



(Millions of dollars, except per share)
---------------------------------------
                                                 Three Months Ended                 Twelve Months Ended
                                                    30 September                       30 September
                                                 2003           2002              2003               2002
                                              ---------      ---------         ---------          ---------
Sales                                         $ 1,642.3      $ 1,398.0         $ 6,297.3          $ 5,401.2
                                              ---------      ---------         ---------          ---------

Income Before Cumulative
   Effect of Accounting Change                $   131.3      $   144.3(b)      $   400.2(a)       $   525.4(c)
Cumulative Effect of
   Accounting Change                                 --             --              (2.9)                --
                                              ---------      ---------         ---------          ---------
Net Income                                    $   131.3      $   144.3(b)      $   397.3(a)       $   525.4(c)
                                              =========      =========         =========          =========

Basic Earnings Per Share:
Income Before Cumulative                      $     .59      $     .66(b)      $    1.82(a)       $    2.42(c)
   Effect of Accounting Change
Cumulative Effect of
   Accounting Change                                 --             --              (.01)                --
                                              ---------      ---------         ---------          ---------
Net Income                                    $     .59      $     .66(b)      $    1.81(a)       $    2.42(c)
                                              =========      =========         =========          =========

Diluted Earnings Per Share:
Income Before Cumulative
   Effect of Accounting Change                $     .58      $     .65(b)      $    1.79(a)       $    2.36(c)
Cumulative Effect of
   Accounting Change                                 --             --              (.01)                --
                                              ---------      ---------         ---------          ---------
Net Income                                    $     .58      $     .65(b)      $    1.78(a)       $    2.36(c)
                                              =========      =========         =========          =========

Capital Expenditures                          $   487.5      $   297.6         $ 1,180.0          $   805.6

Depreciation                                  $   163.1      $   157.1         $   640.2          $   581.0
                                              ---------      ---------         ---------          ---------


(a) Included an after-tax net expense of $96.5, or $.43 per share, for global cost reduction plans.

(b) Included an after-tax benefit of $3.0, or $.01 per share, for global cost reduction plans.

(c) Included an after-tax gain of $25.7, or $.12 per share, on the sale of U.S. packaged gas business, and an after-tax net expense of $14.1, or $.07 per share, for global cost reduction plans.

                AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
                         CONSOLIDATED INCOME STATEMENTS
                                   (Unaudited)

(Millions of dollars, except per share)                         Three Months Ended             Twelve Months Ended
                                                                   30 September                    30 September
                                                               2003            2002            2003            2002
                                                            ---------       ---------       ---------       ---------
SALES                                                       $ 1,642.3       $ 1,398.0       $ 6,297.3       $ 5,401.2
COSTS AND EXPENSES
Cost of sales                                                 1,199.0           973.0         4,613.1         3,815.7
Selling and administrative                                      228.6           187.1           832.6           704.3
Research and development                                         30.0            30.3           121.1           120.3
Other (income) expense, net                                      (4.3)           (8.3)          (26.5)          (37.1)
Global cost reduction plans, net                                   --            (4.9)          152.5            23.1
                                                            ---------       ---------       ---------       ---------
OPERATING INCOME                                                189.0           220.8           604.5           774.9
Income from equity affiliates, net of related expenses           26.1            19.8            84.4            76.2
Gain on sale of U.S. packaged gas business                         --              --              --            55.7
Interest expense                                                 30.7            28.7           123.5           122.3
                                                            ---------       ---------       ---------       ---------
INCOME BEFORE TAXES AND
    MINORITY INTEREST                                           184.4           211.9           565.4           784.5
Income taxes                                                     46.3            61.8           147.2           240.8
Minority interest (a)                                             6.8             5.8            18.0            18.3
                                                            ---------       ---------       ---------       ---------
INCOME BEFORE CUMULATIVE
    EFFECT OF ACCOUNTING CHANGE                                 131.3           144.3           400.2           525.4
Cumulative effect of accounting change                             --              --            (2.9)             --
                                                            ---------       ---------       ---------       ---------
NET INCOME                                                  $   131.3       $   144.3       $   397.3       $   525.4
                                                            =========       =========       =========       =========

                                                            ---------       ---------       ---------       ---------
BASIC EARNINGS PER
   COMMON SHARE
Income before cumulative effect of
   accounting change                                        $     .59       $     .66       $    1.82       $    2.42
Cumulative effect of
   accounting change                                               --              --            (.01)             --
                                                            ---------       ---------       ---------       ---------
Net Income                                                  $     .59       $     .66       $    1.81       $    2.42
                                                            ---------       ---------       ---------       ---------
DILUTED EARNINGS PER
   COMMON SHARE
Income before cumulative effect of
   accounting change                                        $     .58       $     .65       $    1.79       $    2.36
Cumulative effect of
   accounting change                                               --              --            (.01)             --
                                                            ---------       ---------       ---------       ---------
Net Income                                                  $     .58       $     .65       $    1.78       $    2.36
                                                            ---------       ---------       ---------       ---------
WEIGHTED AVERAGE NUMBER
   OF COMMON SHARES (in millions)                               220.8           218.4           219.7           217.2
                                                            ---------       ---------       ---------       ---------
WEIGHTED AVERAGE NUMBER
   OF COMMON AND COMMON
   EQUIVALENT SHARES (in millions)                              226.0           223.5           223.7           222.7
                                                            ---------       ---------       ---------       ---------
DIVIDENDS DECLARED PER
   COMMON SHARE - Cash                                      $     .23       $     .21       $     .88       $     .82
                                                            ---------       ---------       ---------       ---------

(a)      Minority interest primarily includes before-tax amounts.

                AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (Unaudited)

(Millions of dollars)
---------------------
                                                                          30 September
ASSETS                                                                 2003           2002
------                                                              ---------      ---------
CURRENT ASSETS
Cash and cash items                                                 $    76.2      $   253.7
Trade receivables, less allowances for
 doubtful accounts                                                    1,188.5          980.9
Inventories and contracts in progress                                   565.9          460.7
Other current assets                                                    237.3          214.0
                                                                    ---------      ---------
TOTAL CURRENT ASSETS                                                  2,067.9        1,909.3
                                                                    ---------      ---------
INVESTMENTS IN NET ASSETS OF AND ADVANCES TO EQUITY AFFILIATES          553.5          484.2
PLANT AND EQUIPMENT, at cost                                         11,723.2       10,879.8
Less - Accumulated depreciation                                       6,086.1        5,502.0
                                                                    ---------      ---------
PLANT AND EQUIPMENT, net                                              5,637.1        5,377.8
                                                                    ---------      ---------
GOODWILL                                                                725.8          431.1
                                                                    ---------      ---------
OTHER NONCURRENT ASSETS                                                 447.6          292.6
                                                                    ---------      ---------
TOTAL ASSETS                                                        $ 9,431.9      $ 8,495.0
                                                                    =========      =========

LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------
CURRENT LIABILITIES
Payables and accrued liabilities                                    $ 1,062.9      $   839.3
Accrued income taxes                                                    109.7           72.9
Short-term borrowings and current portion of long-term debt             342.1          344.0
                                                                    ---------      ---------
TOTAL CURRENT LIABILITIES                                             1,514.7        1,256.2
                                                                    ---------      ---------
LONG-TERM DEBT                                                        2,168.6        2,041.0
DEFERRED INCOME & OTHER NONCURRENT LIABILITIES                        1,066.4          827.4
DEFERRED INCOME TAXES                                                   711.6          725.6
                                                                    ---------      ---------
TOTAL LIABILITIES                                                     5,461.3        4,850.2
                                                                    ---------      ---------
MINORITY INTERESTS IN SUBSIDIARY COMPANIES                              188.1          184.4
                                                                    ---------      ---------
TOTAL SHAREHOLDERS' EQUITY                                            3,782.5        3,460.4
                                                                    ---------      ---------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                          $ 9,431.9      $ 8,495.0
                                                                    =========      =========

                AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)

(Millions of dollars)
---------------------
                                                                                    Three Months Ended        Twelve Months Ended
                                                                                       30 September               30 September
                                                                                   2003           2002        2003           2002
                                                                                 --------       --------    --------       --------
OPERATING ACTIVITIES
  Net Income                                                                     $  131.3       $  144.3    $  397.3       $  525.4
  Adjustments to reconcile income to cash provided by operating activities:
    Depreciation                                                                    163.1          157.1       640.2          581.0
    Impairment of long-lived assets                                                    --             --        91.7            3.7
    Deferred income taxes                                                           (28.1)          34.4        32.7           65.2
    Undistributed earnings of unconsolidated affiliates                              (7.5)         (11.2)       (6.8)         (44.4)
    Loss (gain) on sale of assets and investments                                      .8             .1        (8.4)         (66.5)
    Other                                                                            28.2           35.7        12.9           44.1
                                                                                 --------       --------    --------       --------
         Subtotal                                                                   287.8          360.4     1,159.6        1,108.5
  Working capital changes that provided (used) cash, excluding effects of acquisitions and divestitures:
    Trade receivables                                                               (23.1)           3.7       (88.0)         (13.1)
    Inventories and contracts in progress                                           (26.3)          39.2       (53.2)          55.1
    Payables and accrued liabilities                                                  1.9          (74.8)       13.3         (133.7)
    Other                                                                            71.6           10.7        10.7           47.1
                                                                                 --------       --------    --------       --------
CASH PROVIDED BY OPERATING ACTIVITIES                                               311.9          339.2     1,042.4        1,063.9
                                                                                 --------       --------    --------       --------
INVESTING ACTIVITIES
  Additions to plant and equipment                                                 (182.0)        (167.8)     (622.0)        (627.6)
  Investment in and advances to unconsolidated affiliates                              --           (4.0)       (6.1)         (39.2)
  Acquisitions, less cash acquired                                                 (295.4)        (104.5)     (529.6)        (114.8)
  Proceeds from sale of assets and investments                                        5.3            9.2       104.8          292.9
  Other                                                                                --          (11.2)        (.1)          (4.9)
                                                                                 --------       --------    --------       --------
CASH USED FOR INVESTING ACTIVITIES                                                 (472.1)        (278.3)   (1,053.0)        (493.6)
                                                                                 --------       --------    --------       --------
FINANCING ACTIVITIES
  Long-term debt proceeds                                                            27.4           17.7       162.8           61.3
  Payments on long-term debt                                                        (58.2)         (29.5)     (271.0)        (203.6)
  Net increase (decrease) in commercial paper and short-term borrowings             138.4           58.7        37.6         (170.9)
  Dividends paid to shareholders                                                    (50.6)         (45.8)     (188.6)        (175.6)
  Issuance of stock for options and award plans                                      33.7            7.4        76.5          103.8
                                                                                 --------       --------    --------       --------
CASH PROVIDED BY (USED FOR) FINANCING ACTIVITIES                                     90.7            8.5      (182.7)        (385.0)
                                                                                 --------       --------    --------       --------
Effect of Exchange Rate Changes on Cash                                               4.4           (1.5)       15.8            2.2
                                                                                 --------       --------    --------       --------
(Decrease) Increase in Cash and Cash Items                                          (65.1)          67.9      (177.5)         187.5
Cash and Cash Items - Beginning of Period                                           141.3          185.8       253.7           66.2
                                                                                 --------       --------    --------       --------
Cash and Cash Items - End of Period                                              $   76.2       $  253.7    $   76.2       $  253.7
                                                                                 ========       ========    ========       ========

                AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)

(Millions of dollars, except per share)

Reclassification

The company changed its reporting for the global cost reduction plans to present the costs on a separate income statement line item within Operating Income. In 2003, the company recorded a net global cost reduction plan expense of $152.5, which was previously reflected in the income statement as follows: cost of sales $20.6, selling and administrative $34.1, research and development $2.1 and other expense $95.7. In 2002, the company recorded a net global cost reduction plan expense of $23.1, which was previously reflected in the income statement as follows: cost of sales $12.0, selling and administrative $10.8, and research and development $.3.

Asset Retirement Obligations

The company adopted Statement of Financial Accounting Standards (SFAS) No. 143, "Accounting for Asset Retirement Obligations," on 1 October 2002. The Statement requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred. The liability is measured at discounted fair value and is adjusted to its present value in subsequent periods as accretion expense is recorded. The corresponding asset retirement costs are capitalized as part of the carrying amount of the related long-lived asset and depreciated over the asset's useful life. The company's asset retirement obligations are primarily associated with Gases on-site long-term supply contracts under which the company has built a facility on land leased from the customer and is obligated to remove the facility at the end of the contract term. At 1 October 2002, the company recognized transition amounts for existing asset retirement obligation liabilities, associated capitalizable costs and accumulated depreciation. An after-tax transition charge of $2.9 was recorded as the cumulative effect of an accounting change. The ongoing expense on an annual basis resulting from the initial adoption of SFAS No. 143 is approximately $1.

Acquisitions

Acquisitions for the twelve months ended 30 September 2003, totaling $529.6, included Ashland's Electronic Chemicals Business, American Homecare Supply, LLC
(AHS), additional small homecare businesses, and Sanwa Chemical Industry Co., Ltd.

On 29 August 2003, the company acquired the Electronic Chemicals business of Ashland Specialty Chemical Company, a division of Ashland Inc., in a cash transaction valued at $295. Ashland's Electronic Chemicals business is a leading global electronic service provider and supplier of ultrapure specialty chemicals used by the electronics industry to make semiconductor devices. With annual revenues of approximately $200, the Electronic Chemicals business of Ashland has a global network of sales and marketing offices in North America, Europe and Asia.

In October 2002, the company acquired AHS for $166. AHS is a homecare market leader throughout the northeastern United States.

In July 2002, the company purchased an additional 22% of the outstanding shares of San Fu Chemical Company, Ltd. (San Fu), increasing the company's ownership interest from 48% to 70%. As of 30 June 2002, the company accounted for its investment in San Fu using the equity method. With this acquisition, the company obtained control and began to consolidate this investment.

The acquisitions in 2003 and the San Fu acquisition in 2002 contributed $412 and $65 to sales and operating income, respectively, for the twelve months ended 30 September 2003.

Divestitures

On 28 February 2002, the company completed the sale of the majority of its U.S. packaged gas business, excluding the electronic gases and magnetic resonance imaging related helium operations, to Airgas, Inc. (Airgas). The company also sold its packaged gas operations in the Carolinas and in Southern Virginia to National Welders Supply Company, Inc., a joint venture between Airgas and the Turner family of Charlotte, N.C. For the five months ended 28 February 2002, the assets sold generated revenues of approximately $100 with a modest contribution to operating income. The proceeds from these transactions were $254.5. The results for the twelve months ended 30 September 2002 included a gain of $55.7 ($25.7 after-tax, or $.12 per share).

On 1 April 2003, the company completed the sale of the majority of its Canadian packaged gas business to the BOC Group for approximately $40.

2003 Global Cost Reduction Plan

The results for the twelve months ended 30 September 2003 included an expense of $152.7 ($96.6 after-tax, or $.43 per share) for a global cost reduction plan (2003 Plan). This expense included $56.8 for severance and pension related benefits and $95.9 for asset disposals and facility closures in the Gases and Chemicals segments. The results for the period also included the reversal of the balance of the 2002 Plan accrual of $.2.

During the third quarter of 2003, the company completed a capacity utilization analysis in several businesses in the Gases segment. To reduce capacity and costs, several facilities ceased operation as of 30 June 2003. An expense of $37.6 was recognized for the closure of these facilities, net of expected recovery from disposal. A decision was made to terminate several incomplete capacity expansion projects. An expense of $13.0 was recognized for the cost of terminating these projects, net of expected recovery from disposal and redeployment. An expense of $3.6 was also recognized for the planned sale of two real estate properties and the termination of several leases for small facilities. These expenses are principally in the North American merchant and tonnage businesses with a modest amount in our Electronics business.

The rationalization of excess capacity in certain products resulted in a decision to exit certain Chemical Intermediates operations. Late in the quarter ended 30 June 2003, the company decided to pursue the sale of its European methylamines and derivatives business. The company expects to complete the sale by 30 June 2004. Expected proceeds from sale were determined and a loss was recognized for the difference between the carrying value of the assets and the expected net proceeds from the sales. Additional expenses for the closure of the methanol and ammonia plants in Pensacola, Florida, which make products for internal consumption, were also recognized. The total expense for these actions was $41.7.

In addition to the capacity reduction initiatives, the company continues to implement cost reduction and productivity related efforts. The divestitures, the capacity reductions and the cost control initiatives will result in the elimination of 461 positions from the company. The company will complete the 2003 Plan by 30 June 2004. Approximately 30% of the position reductions relate to capacity rationalization and divestitures. An additional 40% relates to ongoing productivity efforts and balancing engineering resources with project activity and the remaining 30% relates to a reduction in the number of management positions.

Cost savings from the 2003 global cost reduction plan in the fourth quarter of 2003 were approximately $3. Cost savings of $38 are expected in 2004. Beyond 2004, the company expects the 2003 global cost reduction plan to provide annualized incremental cost savings of $59, of which the majority is related to reduced personnel costs.

2002 Global Cost Reduction Plan

The results for the twelve months ended 30 September 2002 included an expense of $30.8 ($18.9 after-tax, or $.09 per share) for a global cost reduction plan (2002 Plan) including U.S. packaged gas divestiture related reductions. The plan included 333 position eliminations, resulting in an expense of $27.1 for severance and pension related benefits. An expense of $3.7 was recognized for asset impairments related to the planned sale or closure of two small chemicals facilities. This cost reduction plan was completed as expected in March 2003. The results for the twelve months ended 30 September 2002 also included the reversal of the balance of the accrual for the 2001 Plan of $7.7 ($4.8 after-tax, or $.02 per share).

Equity Affiliates' Income

Income from equity affiliates for the three months ended 30 September 2003 included $9 for adjustments related to divestitures recorded in prior periods. $7 is included in Other equity affiliates and $2 is included in Gases equity affiliates. For the twelve months ended 30 September 2003, income from equity affiliates included $23 for adjustments related to divestitures recorded in prior periods. $15 is included in Other equity affiliates and $8 is included in Gases equity affiliates.

Income Taxes

The effective tax rates exclude minority interest. The effective tax rate in the fourth quarter of 2003 was 26.1% compared to 30.0% in the fourth quarter of the prior year. This decline was due to higher tax credits and adjustments. The effective tax rate for the twelve months ended 30 September 2003 was 26.9% compared to 31.4% in the prior year. The effective tax rate was lower in 2003 due to higher tax credits and adjustments and the nondeductible costs included in the sale of the U.S. packaged gas business in 2002.

                AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
                          SUMMARY BY BUSINESS SEGMENTS
                                   (Unaudited)

Business segment information is shown below:

(Millions of dollars)                                  Three Months Ended               Twelve Months Ended
                                                          30 September                     30 September
                                                      2003           2002              2003              2002
                                                    --------       --------          --------          --------
Revenues from external customers
  Gases                                             $1,144.9       $  967.3          $4,438.3          $3,673.9
  Chemicals                                            417.7          359.2           1,591.2           1,451.7
  Equipment                                             79.7           71.5             267.8             275.6
                                                    --------       --------          --------          --------
  Segment Totals                                     1,642.3        1,398.0           6,297.3           5,401.2
                                                    --------       --------          --------          --------
  Consolidated Totals                               $1,642.3       $1,398.0          $6,297.3          $5,401.2
                                                    --------       --------          --------          --------

Operating income
  Gases                                             $  182.2       $  172.8(d)       $  584.8(a)       $  614.0(g)
  Chemicals                                             29.5           42.1(e)           67.1(b)          172.5(h)
  Equipment                                             (2.3)           9.0(f)            4.2(c)           20.7(i)
                                                    --------       --------          --------          --------
  Segment Totals                                       209.4          223.9             656.1             807.2
                                                    --------       --------          --------          --------
  Corporate research and development and other
     income (expense)                                  (20.4)          (3.1)            (51.6)            (32.3)
                                                    --------       --------          --------          --------
  Consolidated Totals                               $  189.0       $  220.8          $  604.5          $  774.9
                                                    --------       --------          --------          --------

Equity affiliates' income
  Gases                                             $   15.2       $   15.4          $   58.3          $   61.9
  Chemicals                                              3.9            3.2              10.8              11.7
  Equipment                                               .2            1.2                .2               2.6
                                                    --------       --------          --------          --------
  Segment Totals                                        19.3           19.8              69.3              76.2
                                                    --------       --------          --------          --------
  Other                                                  6.8             --              15.1                --
                                                    --------       --------          --------          --------
  Consolidated Totals                               $   26.1       $   19.8          $   84.4          $   76.2
                                                    --------       --------          --------          --------

(Millions of dollars)                                         30 September
                                                          2003            2002
                                                        --------        --------
Identifiable assets (j)
  Gases                                                 $7,097.3        $6,045.0
  Chemicals                                              1,478.1         1,400.2
  Equipment                                                171.4           184.4
                                                        --------        --------
  Segment Totals                                         8,746.8         7,629.6
                                                        --------        --------
  Corporate assets                                         131.6           381.2
                                                        --------        --------
  Consolidated Totals                                   $8,878.4        $8,010.8
                                                        --------        --------

(a)      Included a global cost reduction plan net expense of $92.0.

(b)      Included a global cost reduction plan net expense of $58.1.

(c)      Included a global cost reduction plan net expense of $2.4.

(d)      Included a global cost reduction plan accrual reversal of $(3.2).

(e)      Included a global cost reduction plan accrual reversal of $(1.1).

(f)      Included a global cost reduction plan accrual reversal of $(.6).

(g)      Included a global cost reduction plan net expense of $21.0.

(h)      Included a global cost reduction plan net expense of $2.7.

(i)      Included a global cost reduction plan accrual reversal of $(.6).

(j) Identifiable assets are equal to total assets less investments in equity affiliates.

                AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
                          SUMMARY BY GEOGRAPHIC REGIONS
                                   (Unaudited)


(Millions of dollars)
---------------------
                                        Three Months Ended          Twelve Months Ended
                                           30 September                30 September
                                        2003          2002          2003          2002
                                      --------      --------      --------      --------
Revenues from external customers
  United States                       $  929.8      $  798.3      $3,630.6      $3,301.9
  Canada                                  19.6          27.8          96.1         108.4
                                      --------      --------      --------      --------
      Total North America                949.4         826.1       3,726.7       3,410.3
                                      --------      --------      --------      --------
  United Kingdom                         136.9         117.8         499.3         459.1
  Spain                                   94.8          81.3         365.8         332.2
  Other Europe                           241.9         200.4         925.0         706.6
                                      --------      --------      --------      --------
      Total Europe                       473.6         399.5       1,790.1       1,497.9
                                      --------      --------      --------      --------
  Asia                                   176.6         137.0         648.4         377.1
  Latin America                           42.6          35.3         131.6         115.6
  All Other                                 .1            .1            .5            .3
                                      --------      --------      --------      --------
Total                                 $1,642.3      $1,398.0      $6,297.3      $5,401.2
                                      --------      --------      --------      --------
                                      --------      --------      --------      --------

Note: Geographic information is based on country of origin. The Other Europe segment operates principally in Belgium, France, Germany and the Netherlands. The Asia segment operates principally in China, Japan, Korea and Taiwan.




         MEDIA INQUIRIES:

                  Catherine E. McDonald, tel: (610) 481-3673; e-mail: mcdonace@apci.com

         INVESTOR INQUIRIES:

                  Alexander W. Masetti, tel: (610) 481-7461; email: masettaw@apci.com